Exhibit 99.1
Calix Announces Retirement of Tom Pardun from its Board of Directors
PETALUMA, California - April 4, 2017 - Calix, Inc. (NYSE: CALX) today announced that Tom Pardun, age 73, will be retiring from the Calix board of directors at the end of his current term following the conclusion of the Company’s 2017 annual meeting of stockholders.
Pardun has served on the Calix board for more than six years, joining the board following Calix’s acquisition of Occam Networks, Inc. in February 2011, including as a member of the audit committee of the board. “My time on the Calix board has been rewarding. I am proud to have been a part of the innovation and transformation at Calix these past years, and I wish the company and my fellow directors all the best,” said Pardun.
“As an accomplished executive in the telecommunications industry, Tom brought invaluable insight and business counsel to the Calix board,” said Carl Russo, Calix, Inc. President and CEO. “I am personally grateful to Tom for his thoughtful guidance as a member of our board,” added Russo.
“On behalf of Calix and the entire board, I’d like to thank Tom for his many contributions during his years of service on the board,” said Don Listwin, Chairman of the Calix, Inc. Board of Directors. “We will miss him and wish him all the best in his retirement,” added Listwin.
About Calix
Calix, Inc. (NYSE: CALX) pioneered Software Defined Access (SDA) and is a global leader in platform innovations for Access Networks. Its portfolio of access systems and services combines AXOS, the revolutionary platform for access, with Compass cloud, an innovative SDA-based framework for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.
Forward-Looking Statements
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.
Investor Inquiries:

Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@Calix.com